Exhibit 10.1

$1,500,000.00
DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT
by and between
VERMILLION, INC.,
As a Debtor and Debtor-in-Possession
and
QUEST DIAGNOSTICS INCORPORATED,
As Lender
Dated as of October 7, 2009

36

		Page
14.3	Section Headings	30
14.4	Interpretation	30
14.5	Good Faith	30
14.6	Severability of Provisions	30
14.7	Amendments, etc	31
14.8	Confidentiality	31
14.9	Counterparts; Telefacsimile Execution	31
14.10	Revival and Reinstatement of Obligations	31
14.11	Integration	31

Exhibit 1	Budget
Exhibit 2	Interim Order
Exhibit 3	Note
Exhibit 4	Notice of Borrowing
Exhibit 5	Strategic Alliance Agreement

37

DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT
          THIS DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of October 7, 2009, by and between Vermillion, Inc., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), and Quest Diagnostics Incorporated, a Delaware corporation (in its capacity as lender hereunder, “Lender”).
RECITALS
          A. On March 30, 2009 (the “Petition Date”), Borrower filed a voluntary petition for relief, thereby commencing case no. 09-11091 (CSS) (the “Case”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as in effect for purposes of the Case, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and has continued in possession of its assets and in the management of its business as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.
          B. Borrower has requested that Lender provide a senior secured superpriority term loan facility of up to $1,500,000.00 (one million five hundred thousand dollars) on the terms and conditions set forth herein for general working capital and corporate purposes of Borrower, in accordance with the Budget and the Loan Documents as more fully described herein.
          C. Borrower has agreed to secure its obligations hereunder by granting to Lender security interests in and liens upon all of Borrower’s existing and after-acquired assets, as more fully described herein.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND CONSTRUCTION
          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
          “Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the UCC), and any and all supporting obligations in respect thereof.
          “Actual Disbursement Amount” means the actual amount of all disbursements made by Borrower during the relevant period.

          “Actual Receipts Amount” means the actual amount of all receipts received by Borrower during the relevant Period.
          “Advance” has the meaning set forth in Section 2.1(a) of this Agreement.
          “Agreement” has the meaning set forth in the introduction to this Agreement.
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an office), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
          “Avoidance Action” means any claim, action or cause of action under Sections 544, 547, 548 or 550 of the Bankruptcy Code, and proceeds relating thereof or arising therefrom.
          “Bankruptcy Code” has the meaning set forth in the Recitals to this Agreement.
          “Bankruptcy Court” has the meaning set forth in the Recitals to this Agreement.
          “Bankruptcy Orders” means, collectively and each individually, the Interim Order and the Final Order.
          “Books” means all of Borrower’s now owned or hereafter acquired books and records including: ledgers; records indicating, summarizing, or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition and all of its goods or General Intangibles related to such information; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.
          “Borrower” has the meaning set forth in the introduction to this Agreement.
          “Budget” means that certain record of expenses and revenue of Borrower for actual cash revenues, receipts, expenses and disbursements and other information incurred and received from the Petition Date through August 31, 2009 and forecast of cash revenues, receipts, expenses and disbursements and other information for the period of four (4) consecutive months beginning on September 1, 2009, attached hereto as Exhibit 1, and for such periods thereafter (if any) during the term of this Agreement, in form and substance acceptable to Lender in its reasonable discretion, as the same may be updated, modified or supplemented from time to time in accordance with Section 6.9.
          “Budgeted Disbursement Amount” means the line item contained in the Budget under the heading ‘Total Disbursements’ during the relevant Period of determination as set forth in the Budget.
          “Budgeted Receipts Amount” means the line item contained in the Budget under the heading ‘Total Receipts’ during the relevant Period of determination as set forth in the Budget.

          “Business Day” means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.
          “Carve-Out” has the meaning given such term in Section 5.4(a)(iv).
          “Case” has the meaning set forth in the Recitals to this Agreement.
          “Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:
               (a) Accounts;
               (b) Books;
               (c) Goods and Equipment;
               (d) General Intangibles (specifically including Intellectual Property, but excluding rights relating to Avoidance Actions);
               (e) Inventory;
               (f) Investment Property;
               (g) Negotiable Collateral;
               (h) Real Property and fixtures;
               (i) Money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender (other than proceeds of Avoidance Actions);
               (j) All present and future rights, titles, and interests that Borrower may now have or be or become entitled to under or by virtue of any licenses, consents, permits, franchises, variances, certifications and approvals of governmental agencies and all other similar tangible and intangible property of Borrower and the proceeds thereof; and
               (k) Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, including without limitation any and all Accounts, Books, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof (other than Avoidance Actions and the proceeds thereof).
          “Cumulative Period” means the period from September 1, 2009 through the most recent month then ended.
          “Default” has the meaning given such term in Section 3.2(c).

          “Default Interest Rate” means the Non-Default Interest Rate plus six percent (6%) per annum.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or receivables or any rights and claims associated therewith.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Environmental Permits, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law.
          “Equipment” has the meaning given to such term in the UCC.
          “Event of Default” has the meaning set forth in Article 8 hereof.
          “Existing Agreements” means all of the agreements granting security interests and Liens in property and assets of Borrower to the Existing Lenders, including without limitation, the following (each of which documents was executed and delivered by Borrower prior to the Petition Date, as each may have been amended or modified from time to time): Credit Agreement by and between Quest Diagnostics Incorporated and Ciphergen Biosystems, Inc. dated July 22, 2005 and Patent Security Agreement by and between Quest Diagnostics Incorporated and Ciphergen Biosystems, Inc. dated July 22, 2005.
          “Existing Indebtedness” means all Indebtedness and other obligations incurred by Borrower under the Existing Agreements.
          “Existing Lenders” means the lenders from time to time holding Existing Indebtedness.
          “Financial Officer” means the chief financial officer, controller, corporate controller, treasurer or corporate treasurer of Borrower, and shall include the chief executive officer of the Borrower.
          “Final Order” means an order entered by the Bankruptcy Court in substantially the form of the Interim Order, with only such modifications thereto as are satisfactory in form and substance to Lender.
          “General Intangibles” has the meaning given to such term in the UCC.
          “Goods” has the meaning given to such term in the UCC.

          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Indebtedness” means, as to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created, (d) all obligations of such Person as lessee under capital leases, (e) all Indebtedness of others secured by an encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (f) all Indebtedness of others guaranteed by such Person and (g) the face amount of all letters of credit issued for the account of such Person. For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
          “Incentive Plan Participants” shall have the meaning set forth in the Order of the Bankruptcy Court dated June 22, 2009 approving the motion to approve Borrower’s management incentive plan.
          “Incentive Plan Payments” shall have the meaning set forth in the Order of the Bankruptcy Court dated June 22, 2009 approving the motion to approve Borrower’s management incentive plan.
          “Initial Advance” has the meaning set forth in Section 2.1(a) of this Agreement.
          “Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi-national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, applications for any of the foregoing, software, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interim Order” means an interim order under Sections 364 and 365 of the Bankruptcy Code in substantially the form of Exhibit 2 hereto.

          “Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court in the Case following a hearing on Borrower’s motion for approval of this Agreement.
          “Inventory” has the meaning given to such term in the UCC.
          “Investment Property” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the UCC, and any and all supporting obligations in respect thereof.
          “Lender Expenses” means all reasonable costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Lender including documentation, filing, recording, publication, appraisal, and search fees assessed, paid, or incurred by Lender in connection with Lender’s loan to Borrower; costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Lender resulting from the dishonor of checks; costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof; costs and expenses paid or incurred by Lender in examining the Books; costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents; and Lender’s reasonable attorneys fees and expenses incurred in advising, structuring, drafting, negotiating, reviewing, administering, amending, terminating, enforcing, defending or concerning the Loan Documents, irrespective of whether suit is brought, and monitoring and representing Lender’s interests in connection with the Case; provided, however, that, except for any costs and expenses incurred by Lender in connection with the enforcement of its rights under this Agreement and the other Loan Documents upon the occurrence and during the continuance of an Event of Default, “Lender Expenses” shall not exceed $25,000 in the aggregate.
          “Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind whatsoever, (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other arrangement having the effect of providing security.
          “Loan” has the meaning set forth in Section 2.1(a) of this Agreement.
          “Loan Documents” means, collectively, this Agreement, the Note, any other note or notes executed by Borrower and payable to Lender in connection with the loan(s) extended under this Agreement, any other written agreement or instrument entered into in connection with this Agreement, the Bankruptcy Order(s), and any related order of findings issued by the Bankruptcy Court, but excluding the Existing Agreements and the Strategic Alliance Agreement.
          “Material Adverse Effect” means (a) a material adverse change in, or effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of

Borrower taken as a whole; (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party; provided, however, that the filing of the Case and/or the events leading thereto or resulting therefrom shall not constitute a Material Adverse Effect.
          “Maturity Date” means the earliest of: (a) five (5) months after the Interim Order Entry Date; (b) the effectiveness of a plan of reorganization or liquidation (a “Plan”) that is confirmed pursuant to an order entered by the Bankruptcy Court or any other court having jurisdiction in the Chapter 11 Case, but in no event shall such date be later than the effective date of such Plan; (c) the date of the voluntary termination of the commitments under the Loan by Borrower; or (d) the acceleration of the Loan upon an Event of Default.
          “Maximum Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00).
          “Monthly Budgeted Disbursements” means, with respect to any calendar month period, the aggregate amount of projected cash disbursements by Borrower set forth in the Budget with respect to such calendar month period.
          “Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.
          “Net Cash Proceeds” means, in connection with any Disposition of any property, debt financing or equity financing, the proceeds thereof in the form of cash or cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of any related direct costs, sale and other transaction taxes and amounts retained/paid to parties having superior rights actually incurred in connection therewith.
          “Non-Default Interest Rate” means a rate equal to Prime Rate plus one half percent (0.5%) per annum.
          “Note” means a promissory note to be delivered by Borrower, as maker, to Lender, as payee, in the form of Exhibit 3 hereto.
          “Notice of Borrowing” means a notice and certification in the form of Exhibit 4 hereto delivered by Borrower to Lender at least two (2) Business Days prior to each Advance under this Agreement.
          “Obligations” means all loans, Advances, debts, principal, interest, fees, expenses, amounts and contingent reimbursement obligations owing to Lender under this Agreement, the other Loan Documents or pursuant to any other arrangement between Lender and Borrower relating to the Loan Documents, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.
          “Official Creditors’ Committee” means the official committee of unsecured creditors in the Case appointed by the United States Trustee.
          “Permitted Liens” has the meaning set forth in Section 5.1 hereof.
          “Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, statutory trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Petition” means the voluntary petition filed by Borrower under Chapter 11 of the Bankruptcy Code commencing the Case.
          “Petition Date” has the meaning set forth in the Recitals to this Agreement.
          “Prepayment Date” means the date that is thirty (30) days after the entry of the Interim Order by the Bankruptcy Court if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such thirty (30) day period.
          “Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition or pre-filing Indebtedness or trade payables or other pre-petition or pre-filing claims against Borrower.
          “Prime Rate” means the per annum rate of interest established from time to time by Bank of America as its Prime Rate.
          “Prior Liens” shall have the meaning given such term in Section 5.4(a)(iv).
          “Prior Period” means, as of any date of determination, the preceding one month calendar period.
          “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.
          “Strategic Alliance Agreement” shall mean the Strategic Alliance Agreement, dated as of July 22, 2005, between Borrower and Lender, as modified, in the form of Exhibit 5 hereto.
          “Subsequent Advance” has the meaning set forth in Section 2.1(a) of this Agreement.
          “Superpriority Claim” means a claim, pursuant to Section 364(c)(1) of the Bankruptcy Code, against Borrower in the Case which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

          “Termination Date” means the earliest to occur of (i) the Prepayment Date or (ii) the Maturity Date.
          “UCC” means the Delaware Uniform Commercial Code or the Uniform Commercial Code as in effect in any other jurisdiction as may be applicable to the perfection or effect of perfection or non-perfection of Lender’s security interest in any Collateral or the enforcement of Lender’s rights in Collateral, each as in effect from time to time.
          “United States Trustee” means the United States Trustee for the District of Delaware.
          “Variance Report” means a report to be delivered by Borrower to Lender on or before the 10th day of each calendar month in form and substance satisfactory to Lender, on a monthly basis (commencing on or before October 10, 2009) containing without limitation, the following: (i) the actual cash receipts and disbursements on a line item basis for the Prior Period; (ii) the actual cash receipts and disbursements on a cumulative basis since the Petition Date; (iii) the dollar amount and percentage variance of such amounts from those set forth in the Budget for such Prior Period; and (iv) a narrative analysis of Borrower’s performance for the Prior Period and the variance set forth in clause (iii) above.
          “Voidable Transfer” has the meaning set forth in Section 14.11 hereof.
          1.2 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein.
          1.3 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements thereto and thereof, as applicable.
          1.4 Exhibits. All of the exhibits attached to this Agreement shall be deemed incorporated herein by reference.
SECTION 2
LOAN AND TERMS OF PAYMENT
          2.1 Advances.
               (a) Provided that no Event of Default has occurred and is continuing and subject to the terms and conditions of this Agreement, Lender agrees to loan to Borrower up to the Maximum Amount (the “Loan”). The Loan will be made in multiple advances. The first advance shall be made within three (3) Business Days following the Interim Order Entry Date in an amount provided in the Budget (the “Initial Advance”). Subsequent advances (“Subsequent Advances” and each of the Subsequent Advances and the Initial Advance, an “Advance”) shall be made on a bi-weekly basis but no more frequently than two Advances per month in the amounts set forth in the Budget. If the date of an Advance is not on a Business Day, such Advance shall be made on the immediately following Business Day.
               (b) Borrower shall deliver a fully completed and duly executed Notice of Borrowing to Lender at least two (2) Business Days prior to each Advance under this Agreement.
               (c) Borrower shall use the Advances provided under this Agreement solely for the purpose of making disbursements consistent with the Budget or any variation thereto approved by written consent of Lender in its sole and absolute discretion.
               (d) Any Advance of Loan proceeds made by Lender hereunder shall be credited against the Maximum Amount and, for purposes of calculating the Maximum Amount, no Advance shall be deemed to have been reduced by the amount of any repayment of any Obligation hereunder. No Advance, once repaid, may be re-borrowed hereunder.
               (e) Lender shall have no obligation to make any Advances following the Termination Date.
               (f) Lender shall have no obligation to make Advances hereunder to the extent that such Advances would cause the principal amount of the loan to exceed the Maximum Amount.
               (g) Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made by wire transfer to such designated deposit account.
          2.2 Overadvances. If, at any time or for any reason, the principal amount of the loan owed by Borrower to Lender pursuant to Section 2.1 is greater than the Maximum Amount, Borrower immediately shall pay to Lender, in cash, the amount of such excess.
          2.3 Interest: Rates, Payments, and Calculations.
               (a) Interest Rate. Unless an Event of Default has occurred and is continuing, all interest bearing Obligations shall bear interest at the Non-Default Interest Rate.
               (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, all interest bearing Obligations and, to the extent past due, all other Obligations shall bear interest at the Default Interest Rate.
               (c) Payments. Interest and fees hereunder (including Lender Expenses and fees) shall be earned, in full, when such interest or fee is incurred, and due and payable, in full, in accordance with the Budget or as set forth herein.

               (d) Compounding. Any interest not paid when due shall be compounded monthly by becoming a part of the Obligations, and, as part of the Obligations, such interest thereafter shall bear interest at the rate then applicable hereunder.
               (e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated herein; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
          2.4 Repayment of Obligations.
               (a) Termination Date Payment. Borrower hereby unconditionally promises to pay to Lender the full amount of the Obligations, including all outstanding principal and accrued interest under the Note, on the Termination Date.
               (b) Optional Prepayments. Borrower may at any time and from time to time prepay the Note, in full or in part, without premium or penalty, upon irrevocable written notice delivered to Lender at least three (3) Business Days prior to the date of prepayment.
               (c) Mandatory Prepayments. The Obligations will be required to be prepaid by Borrower, without penalty or premium, within seven (7) calendar days of receipt by Borrower, in an amount equal to 100% of the Net Cash Proceeds as a result of any: (a) asset Dispositions (other than Dispositions permitted under Section 7.3); (b) debt or equity issued for money borrowed or received; (c) casualty insurance and/or condemnation receipts; and/or (d) payments received respecting any tax refunds, deposits, escrows and litigation settlements; provided, however, that all mandatory prepayments shall be subject to and net of the Carve-Out.
          2.5 Crediting Payments; Application of Collections. The receipt by Lender of any wire transfer of funds, check, or other item of payment sent by or for the account of Borrower shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Lender only if it is received into Lender’s account on or before 2:00 p.m. prevailing time in New York, New York. If any wire transfer, check, or other item of payment is received into Lender’s account after 2:00 p.m., it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

SECTION 3
CONDITIONS; TERM
          3.1 Conditions Precedent to Initial Advance. The obligation of Lender to make the Initial Advance to Borrower under this Agreement is subject to the fulfillment (or waiver in accordance with Section 14.8) of each of the following conditions:
               (a) Lender shall have received a certificate from an Authorized Officer of Borrower attesting to the resolutions of Borrower authorizing Borrower’s execution and delivery of this Agreement, the Note and the other Loan Documents, if any, to which Borrower is a party.
               (b) Lender shall have received a duly executed Note from Borrower.
               (c) All other documents and legal matters relating to the transactions contemplated by this Agreement shall have been delivered or executed or recorded, as applicable, and shall be in form and substance satisfactory to Lender and its counsel.
               (d) Lender shall have received satisfactory evidence of the entry by the Bankruptcy Court of the Interim Order, which Interim Order (i) shall have been entered upon an application or motion of Borrower satisfactory in form and substance to Lender, on such prior notice to such parties as may in each case be satisfactory to Lender, (ii) shall be in form and substance satisfactory to Lender, (iii) shall be in full force and effect, and (iv) shall not have been vacated, stayed, reversed, modified or amended in any respect; and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the performance by Borrower of any of its respective obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.
               (e) Borrower shall have assumed the Strategic Alliance Agreement and shall have obtained an order from the Bankruptcy Court approving the assumption of, and any modifications to, the Strategic Alliance Agreement in form and substance satisfactory to Lender.
               (f) Prior to or concurrently with the Initial Advance, Borrower shall have paid to Lender the then unpaid balance of all accrued and unpaid fees due under and pursuant to this Agreement and the fees and expenses of counsel to the Lender as to which invoices have been issued.
               (g) All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among Borrower and Lender contemplated by this Agreement shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which Lender may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

               (h) Borrower shall have granted Lender access to and the right to inspect all reports, audits and other internal information of Borrower relating to environmental matters, and any third party verification of certain matters relating to compliance with Environmental Laws reasonably requested by Lender, and Lender shall be reasonably satisfied that Borrower are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and Borrower has made adequate provision for the costs of maintaining such compliance.
               (i) Lender shall have received UCC and other customary searches (including tax liens and judgments) conducted in the jurisdictions in which Borrower conducts business (dated as of a date reasonably satisfactory to Lender), reflecting the absence of Liens and encumbrances on the assets of Borrower other than Liens granted or permitted under the Existing Agreements, and such other Liens as may be reasonably satisfactory to Lender.
               (j) Borrower shall have furnished to Lender the Budget, in form and substance acceptable to Lender in accordance with Section 6.9 of this Agreement, and such Budget shall have been prepared in good faith based upon assumptions which Borrower believes to be reasonable assumptions. To the knowledge of Borrower, (i) the Budget sets forth all potential expenses of Borrower in connection with the Case and (ii) no facts exist that (individually or in the aggregate) would be reasonably expected to result in any material change in the Budget.
          3.2 Conditions Precedent to Each Advance. The obligation of Lender to make each Advance, whether an Initial Advance or a Subsequent Advance, is subject to the satisfaction (or waiver in accordance with Section 14.7) of the following conditions precedent:
               (a) Lender shall have received a notice with respect to such borrowing, as required by Section 2.1(b).
               (b) All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case the same shall remain true and correct as of such date);
               (c) On the date of each such Advance, no Event of Default which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing (each, a “Default”).
               (d) The Interim Order shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Lender. No later than thirty (30) days after the entry of the Interim Order, the Final Order shall have been entered by the Bankruptcy Court and shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Lender. If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the

Borrower of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.
               (e) Prior to or concurrently with the requested Advance, Borrower shall have paid to Lender the then unpaid balance of all accrued and unpaid fees due under and pursuant to this Agreement and the Bankruptcy Orders and fees and expenses of counsel to Lender as to which invoices have been issued.
          3.3 Term. The term during which Lender will make Advances of Loan proceeds to Borrower shall, subject to all of the other terms and conditions of this Agreement, commence with the advancement of the Initial Advance and shall continue until the Termination Date.
          3.4 Effect of Termination. On the Termination Date, all Obligations shall become due and payable immediately by Borrower to Lender without notice or demand. No termination of the period for making Advances hereunder, however, shall relieve or discharge Borrower of Borrower’s duties, Obligations, or covenants hereunder, and Lender’s continuing security interests in and liens upon the Collateral (and all other rights of Lender under the Loan Documents) shall remain in effect until all Obligations have been fully and finally discharged.
SECTION 4
CREATION OF SECURITY INTERESTS, LIENS
          4.1 Grant of Security Interests and Liens. Borrower hereby grants to Lender continuing first priority security interests in and liens upon all currently existing and hereafter acquired Collateral (excluding Avoidance Actions) in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents (the “DIP Liens”). Lender’s security interests in and liens upon the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. The security interests and liens granted herein are in addition to, and not in limitation of, any and all security interests in and liens upon the Collateral granted to Lender pursuant to the terms of the Bankruptcy Order(s). Notwithstanding anything to the contrary contained herein, Lender’s security interests in the Collateral are subordinate to any Carve-Out expenses; provided, that no portion of the Carve-Out may be utilized to fund prosecution or assertion of any claims against Lender (it being understood that, in the event of the liquidation of Borrower’s estate, the amount of the Carve-Out shall be funded into a segregated account prior to the making of distributions), including but not limited to: (a) interferences with enforcement of Lender’s rights against any Collateral after any Event of Default under the Loan Documents; (b) objection to or contesting the validity, extent, amount, perfection, priority, or enforceability of the obligations under the Loan Documents, and the DIP Liens; (c) objection to or contesting the validity, extent, amount, perfection, priority, or enforceability of the obligations, security interests and liens created under that certain Credit and Patent Security Agreement, dated July 22, 2005, between Borrower and Lender (“Lender Prepetition Liens”); and (d) any assertion or prosecution of any claim against Lender or the Collateral, including any claim under Section 506(c) of the Bankruptcy Code.

          4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Lender, endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.
          4.3 Delivery of Additional Documentation Required. Borrower shall at any time upon the request of Lender execute and deliver to Lender all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, lease assignments and/or lease mortgages, real property mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, consents, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in and liens upon the Collateral, in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents, and if an Event of Default shall occur, to allow Lender to fully exercise all of its rights in and liens upon the Collateral. Nothing herein shall limit the effect of the Bankruptcy Order(s).
          4.4 Power of Attorney. Subject to Lender obtaining relief from stay from the Bankruptcy Court to exercise the rights described herein to the extent necessary, Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any agents designated by Lender) as Borrower’s true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.3, sign the name of Borrower on any of the documents described in Section 4.3 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue the perfection of Lender’s security interests in and liens upon the Collateral; (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to any account, drafts against account debtors, schedules and assignments of accounts, verifications of accounts, and notices to account debtors; (c) send requests for verification of accounts; (d) prosecute, maintain and protect Borrower’s Intellectual Property; (e) at any time that an Event of Default has occurred and is continuing, endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Lender’s possession; (f) at any time that an Event of Default has occurred and is continuing, assemble and dispose of the Collateral (including Borrower’s Intellectual Property), by sale, license or otherwise and to execute any and all necessary documents in connection therewith; (g) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral or the inventory and forward all other mail to Borrower; (h) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (i) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases which Lender determines to be necessary; and (j) at any time that an Event of Default has occurred and is continuing and Lender is pursuing remedies under Section 9.1, if Borrower refuses to, or fails timely to execute and deliver any of the necessary or appropriate documents, cause Borrower’s clearance or standing as registrant, petitioner and/or applicant and/or other status as Borrower may obtain from the FDA for the OVA-1 test to be assigned and/or transferred to Lender. The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligation to extend credit hereunder is terminated.
          4.5 Right to Inspect. Lender shall have the right, from time to time hereafter, to inspect Borrower’s Books and to inspect the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Lender shall give Borrower reasonable notice before conducting any such inspection, which notice shall be no less than twenty-four (24) hours.
          4.6 Lender Prepetition Liens and Existing Indebtedness. Lender’s Prepetition Liens are hereby deemed valid, enforceable, perfected, and senior in priority, scope and extent as of the Petition Date as granted under that certain Credit and Patent Security Agreement, dated July 22, 2005, between Borrower and Lender. Lender’s Existing Indebtedness is hereby deemed an allowed secured claim in the Case.
SECTION 5
REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants to Lender as follows:
          5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, subject only to the following interests existing as of the Petition Date (which in the aggregate shall be construed as “Permitted Liens”): (a) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (b) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith; (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (d) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property; (e) liens securing obligations under a capital lease if such liens do not extend to property other than the property leased under such capital lease, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (f) liens upon any equipment to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; and (g) liens in favor of Lender.
          5.2 Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its formation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the value of the Collateral to Lender.
          5.3 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s certificate of incorporation, bylaws, or other organizational documents, as in effect on the date hereof or the date of any Advance of Loan proceeds by Lender hereunder, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.
          5.4 Priority and Liens.
               (a) Upon the entry of the Interim Order (and the Final Order, as applicable), the Obligations:
          (i) shall at all times constitute a Superpriority Claim in the Case;
          (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all property of Borrower’s estate in the Case that as of the Petition Date were not subject to valid, perfected and non-avoidable Liens, including, without limitation, all present and future accounts receivable, inventory, general intangibles, chattel paper, real property, leaseholds, fixtures, machinery and equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, capital stock of any Subsidiaries of Borrower or any Guarantors;
          (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all property of Borrower (other than the property that as of the Petition Date were subject to existing Liens that secured the obligations of Borrower under the Existing Agreements and Liens that are junior to such existing Liens under the Existing Agreement, as to which the Lien in favor of Lender will be as described in clause (iv) of this sentence) that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or to valid Liens in existence as of the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code or to Permitted Liens, junior to such valid, perfected and non-avoidable Liens, valid and subsequently perfected Liens or Permitted Liens;
          (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the tangible and intangible property of Borrower (including without limitation, such property of Borrower referred to in clause (ii) of this sentence and the proceeds thereof) that as of the Petition Date was subject to existing Liens that secured Borrower’s pre-petition or pre-filing Indebtedness under the Existing Agreements and Liens that are junior to such existing Liens (but subject to any Liens in existence as of the Petition Date to which the Liens being primed hereby are subject or become subject subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (such Liens to which the primed Liens are subject, collectively the “Prior Liens”)) and any Liens granted after the Petition Date to provide adequate protection in respect of the Existing Agreements, senior to all of such Liens; provided, that the Liens and claims granted to Lender in the preceding clauses (i) to (iv) shall be subject to (w) Avoidance Actions (x) in the event of the occurrence and during the continuance of an Event of Default or an event that would constitute an Event of Default with the giving of notice or lapse of time or both, the payment of the collective allowed and unpaid professional fees and disbursements incurred by Borrower and the Official Creditors Committee in the Case in an aggregate amount not to exceed $150,000.00, but in each case, solely to the extent such allowed and unpaid professional fees are incurred in accordance with the Budget (plus all unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default or an event that would constitute an Event of Default with the giving of notice or lapse of time or both to the extent such professional fees and disbursements are incurred in accordance with the Budget and are allowed by the Bankruptcy Court at any time), (y) allowed Incentive Plan Payments to Incentive Plan Participants in an aggregate amount not to exceed $150,000.00, and (z) the payment of unpaid fees pursuant to 28 U.S.C. § 1930(a)(6) and to the Clerk of the Bankruptcy Court ((w),(x),(y) and (z), collectively, the “Carve-Out”); provided, further, that no portion of the Carve-Out may be utilized to fund prosecution or assertion of any claims against Lender (it being understood that, in the event of the liquidation of Borrower’s estate, the amount of the Carve-Out shall be funded into a segregated account prior to the making of distributions).
               (b) Upon the entry of the Interim Order (and the Final Order, as applicable), the provisions of the Loan Documents and the Bankruptcy Orders are effective to create in favor of Lender a legal, valid, perfected and enforceable lien in all right, title and interest of Borrower in the Collateral described herein, therein and in the Bankruptcy Orders (having the priority provided for herein, therein and in the Bankruptcy Orders).
          5.5 Further Assurances. Borrower agrees that it will, at its own expense, promptly execute and deliver to Lender, or cause to be executed and delivered to Lender, on reasonable request by Lender, all such other and further documents, agreements and instruments necessary to satisfy the obligations of Borrower under the Loan Documents or under any of the documents arising from the Loan Documents, to effect any registrations or filings reasonably required by Lender or to use commercially reasonable efforts to obtain any consents reasonably required by Lender.
          5.6 Information Regarding Collateral. Borrower will furnish to Lender prompt written notice of any change (a) in Borrower’s corporate name (including, without limitation, any additional corporate name), (b) in the jurisdiction of incorporation or organization of Borrower, (c) in Borrower’s organizational identification number or (d) in the jurisdiction(s) in which Borrower chief executive office and domicile is (are) located. Borrower agrees not to effect or permit any change (or addition) referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (or Borrower shall have furnished to Lender any such documentation necessary to effectuate the foregoing).
          5.7 Reliance by Lender; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each Advance in a manner consistent with Section 3.2(b) and shall be conclusively presumed to have been relied upon by Lender regardless of any investigation made or information possessed by Lender. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Lender pursuant to the terms and conditions of any Loan Document.
          5.8 Covenants Relating to Intellectual Property Collateral. The covenants in Sections 5(j), 5(k) and 5(l) contained in the Patent Security Agreement by and between Quest Diagnostics Incorporated and Ciphergen Biosystems, Inc. dated July 22, 2005 are hereby incorporated by reference.
SECTION 6
AFFIRMATIVE COVENANTS
          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall do all of the following:
          6.1 Maintenance of Property. Borrower shall maintain and keep the Collateral in good condition, repair and working order, ordinary wear and tear excepted, and will not commit or permit any waste or unreasonable depreciation. Borrower will not alter, remove, or demolish any Collateral without Lender’s prior written consent, except as may be required by law or in the ordinary course of business or with respect to Collateral that is worn out, obsolete or of inconsequential value.
          6.2 Books and Records; Inspection. Borrower shall keep proper books of records and account in which full, complete and correct entries in conformity with all material requirements of law shall be made of all dealings and transactions in relation to its business and activities and shall permit representatives of Lender, upon reasonable notice to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from and copies of any of its books and records, including, without limitation, in connection with any appraisal.
          6.3 Notices. Borrower shall give prompt notice to Lender of:
               (a) The occurrence of any Event of Default or any event that, with the passage of time or the giving of notice, will constitute an Event of Default;
               (b) Any litigation or proceeding affecting Borrower (i) in which the amount involved is $100,000 or more, whether or not covered by insurance, (ii) in which injunctive or similar relief is sought, (iii) that directly relates to any Loan Document or (iv) that could reasonably be expected to have a Material Adverse Effect;
               (c) The receipt by Borrower of notice of violation of any environmental law, rule or regulation (i) that is reasonably likely to result in costs to correct or remedy the violation, fines or penalties of $100,000 or more or (ii) that could reasonably be expected to have a Material Adverse Effect; and
               (d) Any development or event that has had or could reasonably be expected to have a Material Adverse Effect on (a) the business, property, operations, condition (financial or otherwise), performance or prospects of Borrower, (b) the value or condition of the Collateral or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Lender hereunder or thereunder.
          6.4 Taxes. Except as otherwise provided by a confirmed plan of reorganization or liquidation, all assessments and taxes (other than taxes or assessments that are subject of a bona fide protest), whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period, in each case, to the extent required under the Bankruptcy Code.
          6.5 Insurance.
               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, and all other hazards and risks, and in such amounts as have been historically maintained. Borrower also shall maintain liability insurance relating to Borrower’s ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation in such amounts as have been historically maintained.
               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as have been historically maintained. Upon request from Lender, Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any policy of insurance in respect of the Collateral shall be payable to Lender to be applied on account of the Obligations.
          6.6 No Setoffs or Counterclaims. Except as otherwise provided by applicable law, all payments hereunder and under the other Loan Documents, if any, made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.
          6.7 Compliance with Laws. Except as otherwise provided under the Bankruptcy Code, Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the value of the Collateral to Lender.

          6.8 Budget.
               (a) The use of the Loans by Borrower under this Agreement and the other Loan Documents shall be limited in accordance with the Budget. The Budget shall be updated, modified or supplemented by Borrower from time to time, but in any event not less than on a monthly basis (with the delivery to Lender on or before the 10th day of each calendar month). To the extent any such updated, modified or supplemented Budget shall contain material variations from the Budget then most recently delivered to Lender, such material variations shall be approved by Lender in its reasonable discretion. Each Budget delivered to Lender shall be accompanied by such supporting documentation as reasonably requested by Lender. Each Budget shall be certified by a Financial Officer of Borrower and prepared in good faith based upon assumptions which Borrower believes to be reasonable and satisfactory to Lender. For purposes of this Section 6.8(a), a “material variation” shall mean a variation in the Budget in excess of the maximum variances then permitted under Section 7.7(b).
               (b) Borrower shall deliver to Lender on a monthly basis on or before the 10th day of each calendar month a compliance certificate, in form and substance satisfactory to Lender, signed by a Financial Officer of Borrower certifying that (x) Borrower is in compliance with the covenants contained in Section 7.7 and (y) no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, together with (A) a comparison for the Prior Period of the Actual Receipts Amount and Actual Disbursement Amount for such Prior Period to the Budgeted Receipts Amount and Budgeted Disbursement Amount for such Prior Period, respectively, and (B) a cumulative comparison for the Cumulative Period of the Actual Receipts Amount and Actual Disbursement Amount for such Cumulative Period to the Budgeted Receipts Amount and Budgeted Disbursement Amount for such Cumulative Period, respectively, each of which shall be prepared by a Financial Officer of Borrower as of the last day of the Prior Period or the Cumulative Period, as applicable, and shall be in form and substance satisfactory to Lender in its sole discretion. Borrower shall also deliver to Lender on a monthly basis, a Variance Report.
SECTION 7
NEGATIVE COVENANTS
          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall perform all covenants in this Section 7.
          7.1 Liens. Borrower shall not incur, create, assume or suffer to exist any Lien on any asset of Borrower, now owned or hereafter acquired by Borrower, other than Permitted Liens.
          7.2 Indebtedness. Borrower shall not contract, create, incur, assume or suffer to exist any Indebtedness, except for: (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the Petition Date (including existing capitalized leases listed on Schedule G); (iii) Indebtedness owed to any bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; provided, that, such Indebtedness is repaid in full within two Business Days; and (iv) other Indebtedness of Borrower in an aggregate principal amount not to exceed $50,000 at any time outstanding without the prior written consent of the Lender.
          7.3 No Disposition. Borrower shall not Dispose of any assets, except for (i) sales of inventory, fixtures and equipment in the ordinary course of business, (ii) Dispositions of surplus, obsolete, negligible or uneconomical assets, without the prior written consent of Lender.
          7.4 Mergers/Asset Sales/Asset Purchases. Borrower shall not (i) become party to a merger or consolidation, (ii) effect any sale of all or substantially all of Borrower’s assets, (iii) purchase assets other than in the ordinary course of business, (iv) make any changes in the corporate structure or identity of Borrower or (v) enter into any agreement to do any of the foregoing without the prior written consent of Lender.
          7.5 No Subsidiaries. Borrower shall not form, or cause to be formed, any subsidiary of Borrower.
          7.6 Conduct of Business. From and after the date hereof, Borrower shall not engage in any business other than (i) business engaged in by Borrower on the date hereof and similar or related businesses, and (ii) such other lines of business as may be consented to by Lender.
          7.7 Pre-Petition Claims / Budget Compliance.
               (a) Payment of Pre-Petition Claims. Borrower shall not make payments to creditors other than Lender in respect of prepetition Indebtedness except for: (i) amounts previously approved by the Bankruptcy Court and already paid or (ii) amounts approved by Lender in writing and by the Bankruptcy Court, which in each case (described in clause (i) or (ii)) shall be included in any Budget delivered under Section 6.9 of this Agreement.
               (b) Budget Compliance.
          (i) Unless permitted by Lender, Borrower shall not make any cash disbursement if, after giving effect thereto: (A) the aggregate cash disbursements (other than for Lender Expenses) by Borrower during each monthly period would exceed the product of: (x) the aggregate of the Monthly Budgeted Disbursements for such monthly period times (y) one hundred and ten percent (110%); or (B) the aggregate cash disbursements (other than for Lender Expenses) by Borrower in respect of any one line item contained in the Budget (for disbursements) during each monthly period would exceed the greater of (1) the product of: (x) the aggregate of the disbursements for such line item for such monthly period times (y) one hundred and ten percent (110%), and (2) $1,000.
          (ii) Unless permitted by Lender, Borrower shall not permit the Actual Receipts Amount for any monthly period shown in the Budget to be less than ninety percent (90%) of the Budgeted Receipts Amount for such monthly period and (B) Borrower shall not permit the cumulative aggregate of the Actual

Receipts Amount from September 1, 2009 through such monthly period to be less than ninety percent (90%) of the Budgeted Receipts Amount from September 1, 2009 through such monthly period.
SECTION 8
EVENTS OF DEFAULT
          8.1 Events of Default. The happening of any of the following events and the continuance thereof beyond the applicable grace period, if any, shall constitute an event of default under this Agreement (each, an “Event of Default”):
               (a) any representation or warranty made by Borrower in this Agreement or in any Loan Document or any statement or representation made in any report, financial statement, certificate or other document furnished by Borrower to Lender under or in connection with this Agreement, taken as a whole together with all such statements or representations, shall prove to have been false or misleading in any material respect when made or delivered; or
               (b) any default shall be made in the payment of any (i) fees, interest on the Loans or other amounts payable hereunder when due (other than amounts set forth in clause (ii) hereof) or (ii) principal of the Loans, when and as the same shall become due and payable, whether at the due date thereof (including the Prepayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
               (c) any default shall be made by Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 7 hereof; or
               (d) Borrower shall fail to deliver the Budget or Variance Report when due and such default shall continue unremedied for more than three Business Days; or
               (e) any default shall be made by Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, any of the Bankruptcy Orders or any of the other Loan Documents, including compliance with the Budget, and such default shall continue unremedied for more than 10 days; or
               (f) the Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or Borrower shall file a motion or other pleading seeking the dismissal of the Case under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Case and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by Borrower for the approval of any other Superpriority Claim or other charge of any kind (other than the Carve-Out) in the Case which is pari passu with or senior to the claims of Lender against Borrower hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim or other charge of any kind; or

               (g) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code, as may be extended from time to time, granting relief, to the holder or holders of any security interest other than Lender to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) or any other enforcement of security on any assets of Borrower which have a value in excess of $50,000 in the aggregate; or
               (h) a Material Adverse Effect shall occur; or
               (i) any material provision of any Loan Document, the Strategic Alliance Agreement or Order shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so assert in any pleading filed in any court; or
               (j) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Lender) otherwise amending, supplementing or modifying any of the Bankruptcy Orders in a manner that is adverse to Lender; or
               (k) any judgment or order in excess of $50,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) as to any post-petition or post-filing obligation shall be rendered against Borrower and the enforcement thereof shall not have been stayed; or
               (l) any non-monetary judgment or order with respect to a post-petition or post-filing event shall be rendered against Borrower which has or could reasonably be expected to have a Material Adverse Effect; or
               (m) except as permitted by the Bankruptcy Orders or as otherwise agreed to by Lender, Borrower shall make any Pre-Petition Payment other than Pre-Petition Payments previously authorized by the Bankruptcy Court; or
               (n) it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that Borrower is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws and Environmental Permits, the payment of which has or could reasonably be expected to have a Material Adverse Effect, and the enforcement thereof shall not have been stayed; or
               (o) Borrower or is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business; or
               (p) Borrower shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order in the Case (i) approving additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement, (ii) granting any lien (other than liens permitted the Bankruptcy Orders) upon or affecting any Collateral which are pari passu or senior to the liens on the Collateral in favor of Lender, (iii) granting any claim priority senior to or pari passu with the claims of Lender under the Loan Documents (other than to the extent permitted pursuant to the terms of the Bankruptcy

Orders) or any other claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or Section 507(b) of the Bankruptcy Code, or (iv) granting any other relief that is adverse to Lender’s interests under any Loan Document or its rights and remedies hereunder or their interest in the Collateral; or
               (q) the Official Creditors’ Committee or any party in interest shall commence a suit, action or contested matter against Lender, the Existing Lenders or affecting the Collateral, or joins or actively supports a suit, action or contested matter against Lender, the Existing Lenders or that affects the Collateral, that sets forth (a) a claim in excess of $50,000, (b) a claim or legal or equitable remedy which seeks reduction, setoff, subordination or any recharacterization of the claim or lien of Lender or the Existing Lenders; or (c) a claim that could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to have a material adverse effect on the rights and remedies of Lender under any Loan Documents, the Strategic Alliance Agreement, the rights and remedies of the Existing Lenders under any Existing Agreement or the collectability of all or any portion of the Obligations or the Existing Indebtedness, or Borrower or any officer or employee of Borrower commences any such suit, action or contested matter, or joins with or actively supports any Official Creditors’ Committee or any other party in interest in the Case in respect of any such suit, action or contested matter; or
               (r) the entry of an order in the Case confirming a plan of reorganization or a plan of liquidation that does not contain a provision for termination of all Loan commitments under this Agreement and repayment in full of the Obligations under this Agreement and the Existing Indebtedness (with respect to the Existing Indebtedness, subject to such terms as may be agreed upon by Borrower and Lender in the Strategic Alliance Agreement) on or before the effective date of such plan; or
               (s) the Final Order is not entered prior to the expiration of the Interim Order and, in any event, within 30 days following the Interim Order Entry Date; or
               (t) other than payments permitted pursuant to this Agreement, the Interim Order or the Final Order, as applicable, Borrower shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Indebtedness incurred prior to the Petition Date other than to Lender; or
               (u) the payment of, or application for authority to pay, any prepetition claim without Lender’s prior written consent or pursuant to an order of the Bankruptcy Court after notice and a hearing unless otherwise permitted under this Agreement; or
               (v) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any Collateral other than the Carve-Out; or
               (w) the material breach by Borrower of the Strategic Alliance Agreement; or
               (x) any attempt by Borrower to assign, or the assignment of, Borrower’s rights and obligations under the Strategic Alliance Agreement to a third party without Lender’s prior written consent; or

               (y) absent the prior written consent of Lender, entry by the Bankruptcy Court of an order under Section 363 or 365 of the Bankruptcy Code authorizing or approving the sale or assignment of a material portion of Borrower’s assets, or procedures in respect thereof, or Borrower shall seek, support, or fail to contest in good faith, the entry of such an order in the Case; or
               (z) the entry of an order in the Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;
          8.2 Exercise of Rights. Upon the occurrence of an Event of Default, Lender shall have the right to exercise its rights and remedies under Section 9 of this Agreement or as contained elsewhere in the Loan Documents upon three (3) Business Days’ written notice to Borrower, the U.S. Trustee and any statutory committee appointed in the Case, all without requirement for further order of the Bankruptcy Court or obtaining relief from the automatic stay imposed by Section 362(a) of the Bankruptcy Code, but subject to any additional requirement for the giving of notice by the terms of the Interim Order or the Final Order. Further, such automatic stay shall not limit the right of Lender to take such steps as it determines in its discretion are necessary or desirable to perfect any of the DIP Liens even absent an Event of Default under the Loan Documents.
SECTION 9
LENDER’S RIGHTS AND REMEDIES
          9.1 Rights and Remedies. In every such Event of Default and at any time thereafter during the continuance of such Event of Default, and without further order of or application to the Bankruptcy Court, Lender may, upon three (3) Business Days notice to Borrower, exercise all its rights and remedies under this Agreement, the Loan Documents and applicable law, including but not limited to, taking one or more of the following actions, at the same or different times:
               (a) Declare all Obligations (including fees and Lender Expenses), whether evidenced by this Agreement, by any other Loan Document, or otherwise, immediately due and payable;
               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;
               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interests in the Collateral and without diminishing the Obligations;
               (d) Settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s loan account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

               (e) Make such payments and do such acts as Lender considers necessary or reasonable to protect the Collateral or Lender’s security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires (including originals and copies of all books, records, correspondence, files and other documentation regarding Borrower’s Intellectual Property), and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge or lien that in Lender’s determination appears to be prior or superior to its security interests and to pay all expenses incurred in connection therewith;
               (f) Without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;
               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale or other disposition, the Collateral;
               (h) Apply to the Bankruptcy Court upon proper notice for one or more of the following forms of relief: (i) appointment of an examiner for Borrower; (ii) appointment of a Chapter 11 trustee for Borrower; (iii) conversion of the Case to a case under Chapter 7 of the Bankruptcy Code; or (iv) dismissal of the Case. Nothing in this paragraph shall limit the right of Lender to apply to the Bankruptcy Court for such other or further relief as may be justified and appropriate, and nothing in this paragraph shall limit the other rights and remedies of Lender provided for elsewhere in this Agreement or in any other Loan Document;
               (i) Sell, license or otherwise dispose of the Collateral (including Borrower’s Intellectual Property) at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places as Lender determines is commercially reasonable;
               (j) Lender may credit bid pursuant to Section 363(k) of the Bankruptcy Code an aggregate amount up to its Existing Indebtedness and all Obligations owed to it under this Agreement and purchase at any sale any assets securing such Existing Indebtedness and Obligations, respectively;
               (k) Any deficiency that exists after disposition of the Collateral will be paid immediately by Borrower. Any excess will be returned to Borrower;
               (l) Make a request and cause Borrower to assign and/or transfer to Lender such FDA clearance or standing as registrant, petitioner and/or applicant and/or other status as Borrower may obtain for the OVA-1 test; and
               (m) In addition to the foregoing rights in this Section 9.1, Lender shall have all other rights and remedies available to it under the UCC or otherwise at law or in equity or pursuant to any other Loan Documents.

          9.2 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Bankruptcy Order(s), the Bankruptcy Code, the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it.
SECTION 10
TAXES AND EXPENSES
          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, to the extent required under the terms of this Agreement and permitted by the Bankruptcy Code, then, to the extent that Lender determines that such failure by Borrower could have a material adverse effect on Lender’s interests in the Collateral, in its discretion and without prior notice to Borrower, Lender may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.6, and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses. Any such payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
SECTION 11
WAIVERS; INDEMNIFICATION
          11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.
          11.2 Lender’s Liability for Collateral. Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
          11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold Lender and its agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in any such case, to the extent that the same arises from the gross negligence or willful misconduct of Lender or its officers, agents, or employees. This provision shall survive the termination of this Agreement.
SECTION 12
NOTICES
          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, telefacsimile, or nationally recognized overnight courier to Borrower or to Lender, as the case may be, at its address set forth below:
If to Borrower:	Vermillion, Inc. 47350 Fremont Blvd. Fremont, CA 94538 Attn: Gail Page Fax: (510) 226-2801

with a copy to:	Robert Claassen, Esq. Paul, Hastings, Janofsky & Walker, LLP 1117 S. California Avenue Palo Alto, CA 94304 Fax: (650) 320-1984

If to Lender:	Quest Diagnostics Incorporated 3 Giralda Farms Madison, NJ 07940 Attn: General Counsel Fax: (973) 520-2143

with a copy to:	Maria P. Sendra, Esq. Baker & McKenzie LLP 12544 High Bluff Drive, 3rd Floor San Diego, CA 92130 Fax: (858) 259-8290

and

Christine E. Baur, Esq. Law Office of Christine E. Baur 4653 Carmel Mountain Road, Suite 308 #332 San Diego, CA 92130 Fax: (858) 876-9480
          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the UCC shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.
SECTION 13
CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER
          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.
          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT SITTING WITHOUT A JURY. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE MADE BY DELIVERY THEREOF IN ACCORDANCE WITH SECTION 12.
SECTION 14
GENERAL PROVISIONS
          14.1 Effectiveness. Subject to entry of the Interim Order and the Final Order, as applicable, this Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Lender.
          14.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder with the consent of the Borrower (such consent not to be unreasonably withheld or delayed). In connection with any such assignment, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business, subject to a confidentiality agreement in form and substance reasonably satisfactory to Borrower. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Borrower shall not be relieved of any liability under this Agreement as a result of such assignment or delegation.
          14.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.
          14.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
          14.5 Good Faith. Each of the parties hereto agrees that it will exercise its rights and remedies hereunder, and perform each of its obligations hereunder, in a commercially reasonable manner and in good faith.
          14.6 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          14.7 Amendments, etc. No modification, amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by Borrower, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. No amendment to this Agreement shall be effective against Borrower unless signed by Borrower.
          14.8 Confidentiality. Lender agrees to keep any information delivered or made available by Borrower to it confidential from anyone other than persons employed or retained by Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, that nothing herein shall prevent Lender from disclosing such information (i) to any of its affiliates, provided such affiliate agrees to keep such information confidential to the same extent required by Lender hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by Lender or its affiliates which is not permitted by this Agreement, (v) in connection with any litigation to which Lender or its affiliates be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, and (vii) to Lender’s legal counsel and independent auditors. Lender shall use reasonable efforts to notify Borrower of any required disclosure under clauses (ii) and (v) of this Section.
          14.9 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.
          14.10 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer of any property by Borrower to Lender should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
          14.11 Integration. This Agreement, together with the other Loan Documents, if any, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.
[Signature Page Follows]

          IN WITNESS WHEREOF, each of parties hereto has caused this Agreement to be executed as of the date set forth in the introductory paragraph of this Agreement.

LENDER Quest Diagnostics Incorporated
By:	/s/ Dermot Shorten
	Name:	Dermot Shorten
	Title:	VP, Office of the Chairman

BORROWER Vermillion, Inc.
By:	/s/ Gail S. Page
	Name:	Gail S. Page
	Title:	Executive Director